UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 7, 2006

Date of Report (Date of earliest event reported)

iPARTY CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25507	76-0547750
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

270 Bridge Street, Suite 301,	02026
Dedham, Massachusetts
(Address of principal executive offices)	(Zip Code)

(781) 329-3952

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On August 7, 2006, iParty Corp. (“we” or “iParty”) entered into a Supply Agreement with Amscan Inc. (“Amscan”), the largest supplier in our industry. We purchased 17.4% of our merchandise from Amscan in each of fiscal 2004 and fiscal 2005, making Amscan our largest supplier.

The Supply Agreement gives iParty the right to receive certain additional rebates and more favorable pricing terms over the term of the Agreement than generally available to it under its current terms with Amscan. The right of iParty to receive additional rebates, and the amount of such rebates, are subject to iParty’s achievement of increased levels of purchases and other factors provided for in the Supply Agreement.

In exchange, the Supply Agreement obligates iParty to purchase increased levels of merchandise from Amscan until 2012. The Supply Agreement provides for a ramp-up period during 2006 and 2007 and, beginning with calendar year 2008, requires iParty to purchase on an annual basis merchandise equal to the total number of iParty stores open during such calendar year, multiplied by $180,000. The Supply Agreement provides for penalties in the event iParty fails to attain its annual purchase commitment.The Supply Agreement also provides for Amscan to extend, until October 31, 2006, approximately $1,150,000 of certain currently due Amscan receivables owed by iParty to Amscan which would otherwise now be payable (the “extended receivables”) and gives iParty the right, at its option, to convert the extended receivables into a promissory note in the form attached to the Supply Agreement (the “Amscan Note”), which will bear interest at the rate of 11.0% per annum. The Amscan Note would be payable in thirty-six (36) equal monthly installments of principal and interest commencing on November 1, 2006, and on the first day of each month thereafter until October 1, 2009. The form of note provides that it shall be subordinated to certain senior indebtedness of iParty. iParty currently intends to exercise its option to convert the extended receivables into a note in October 2006.

The Supply Agreement is filed herewith as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

On August 7, 2006, iParty Corp. and its wholly-owned subsidiary, iParty Retail Stores Corp., as borrowers, and Wells Fargo Retail Finance II, LLC, as lender (the “Bank”), entered into a Consent and Fifth Amendment (the “Fifth Amendment”) to that certain Loan and Security Agreement by and among the parties dated August 23, 2000, as previously amended as of May 23, 2002, January 2, 2004, April 27, 2005 and January 17, 2006 (the “Loan Agreement”).

The Fifth Amendment amends the Loan Agreement to permit us to enter into the Supply Agreement described under this Item 1.01 and the Asset Purchase Agreement described under Item 2.01 of this Current Report on Form 8-K and to incur the indebtedness represented by the Amscan Note, the Party City Note (as defined below), and to incur other unsecured subordinated indebtedness consented to by the Bank.

The full text of the Fifth Amendment is attached as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01               Completion of Acquisition or Disposition of Assets.

On August 7, 2006, iParty and its wholly-owned subsidiary, iParty Retail Stores Corp., entered into and simultaneously closed an Asset Purchase Agreement with Party City Corporation (“Party City”), an affiliate of Amscan, that provides for, among other things, the acquisition of a Party City retail party goods store in Peabody, Massachusetts, for aggregate consideration of $2,450,000, payable by a note in the principal amount of $600,000, which will bear interest at the rate of 12.25% per annum (the “Party City Note”) and $1,850,000 in cash. The Party City Note shall be subordinated to certain senior indebtedness of iParty and will be payable by quarterly interest-only payments over four years, with the full principal amount due at the note’s maturity on August 7, 2010. The Asset Purchase Agreement also provides that Party City and its affiliates will not compete with iParty in Massachusetts, Rhode Island, Maine, New Hampshire, Vermont, and Windsor and New London counties in Connecticut for a period of five years, subject to certain terms and conditions outlined in the Asset Purchase Agreement.

The Asset Purchase Agreement is filed herewith as Exhibit 10.2 and is hereby incorporated by reference into this Item 2.01.

Item 2.03                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 and 2.01 in respect of the Amscan Note, the Party City Note, and iParty’s obligations under the Supply Agreement, and Exhibits 10.1 and 10.2 in respect thereof, are hereby incorporated by reference into this Item 2.03.

Item 8.01               Other Events

During June and July 2006, two different competitors of iParty closed a total of five retail stores that had previously each been located within approximately three to five miles of five different iParty store locations in New Hampshire and Massachusetts. iParty views these recent developments as an opportunity for it and is evaluating and adjusting its operational and strategic plans accordingly.

On August 7, 2006, iParty issued a press release with respect to the various agreements, transactions and events referenced in this Current Report of Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

10.1	Supply Agreement with Amscan Inc., dated August 7, 2006

10.2	Asset Purchase Agreement with Party City Corporation, dated August 7, 2006

10.3	Consent and Fifth Amendment to Loan and Security Agreement with Wells Fargo Finance II, LLC,dated August 7, 2006

99.1	Press release of iParty Corp., dated August 7, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPARTY CORP.

By:	/s/ SAL PERISANO
Sal Perisano
Chairman of the Board and
Chief Executive Officer

Dated: August 7, 2006

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

10.1	Supply Agreement with Amscan Inc., dated August 7, 2006
10.2	Asset Purchase Agreement with Party City Corporation, dated August 7, 2006
10.3	Consent and Fifth Amendment to Loan and Security Agreement with Wells Fargo Finance II, LLC, dated August 7, 2006
99.1	Press release of iParty Corp., dated August 7, 2006